Exhibit 99.1

Strategic Education, Inc. Announces Appointment of Former Australian Ambassador to the United States Michael Thawley to Board of Directors

Distinguished Australian business leader and diplomat joins Strategic Education’s Board

HERNDON, Va.--(BUSINESS WIRE)--September 12, 2022--Strategic Education, Inc. (Strategic Education) (NASDAQ: STRA) announced today that former Australian Ambassador to the United States, the Honorable Michael Thawley, has been appointed to the Company’s board of directors. Mr. Thawley joins the Strategic Education Board of Directors with a broad range of international and Australia-based business leadership excellence as former vice-chairman of Capital Group International, a member of Capital Group Companies.

“I am thrilled to welcome Michael to the Strategic Education Board of Directors,” said Robert Silberman, Executive Chairman of Strategic Education. “Through our acquisition of Torrens University, Think Education, and Media Design School, Strategic Education has a prominent presence in Australia and New Zealand, and bringing Michael on will bolster our strategic plans and growth opportunities in the market. Michael is the perfect candidate to further strengthen our partnerships in the region and we are very honored to have him on board.”

“Ever since Strategic Education entered the Australia-New Zealand market, I have been impressed by the growth and innovation mindset of the leadership,” said Mr. Thawley. “I look forward to contributing to the Board’s worthy mission of improving opportunity for its students.”

Mr. Thawley entered the Australian foreign service in 1972 and served at embassies throughout the world. He was head of the international division of the Prime Minister’s department under Prime Minister Keating from 1993 to 1996 and then international adviser to Prime Minister Howard from 1996 to 1999.

From 2000 to 2005, Mr. Thawley served as Australia’s ambassador to the United States, playing a key role in achieving a free-trade agreement between Australia and the United States and legislation that provided a unique visa for Australian professionals to work in the US. After serving under Prime Minister Howard, Mr. Thawley worked for Capital Group, one of the world’s oldest and largest fund management companies, with over $2 trillion of listed equities and bonds under active management. While at Capital Group Mr. Thawley served as Senior Vice President and International Adviser of Capital Strategy, Inc.; Senior Vice President of Capital Research and Management Company; and as Vice Chairman of the Board of several global mutual funds in the American Funds family.

In late 2014 he returned to Australia as the secretary of the department of the Prime Minister and Cabinet under Prime Minister Abbott and then briefly under Prime Minister Turnbull. In this position, he was the chief policy adviser to the prime minister and head of the Australian public service, before rejoining Capital Group in August 2016.

Mr. Thawley was born in London and was educated at Australian National University and Surrey University. Mr. Thawley will remain vice chairman of the board of Capital International Fund which oversees the management of funds invested by mostly non-US clients.

About Strategic Education, Inc.

Strategic Education, Inc. (NASDAQ: STRA) (www.strategiceducation.com) is dedicated to helping advance economic mobility through higher education. We primarily serve working adult students globally through our core focus areas: 1) U.S. Higher Education, including Strayer University and Capella University, each institutionally accredited, and collectively offer flexible and affordable associate, bachelor’s, master’s, and doctoral programs including the Jack Welch Management Institute at Strayer University, and non-degree web and mobile application development courses through Strayer University’s Hackbright Academy and Devmountain; 2) Education Technology Services, developing and maintaining relationships with employers to build education benefits programs providing employees access to affordable and industry-relevant training, certificate, and degree programs, including through Workforce Edge, a full-service education benefits administration solution for employers, and Sophia Learning, enabling education benefits programs through low-cost online general education-level courses that are ACE-recommended for college credit; and 3) Australia/New Zealand, comprised of Torrens University, Think Education, and Media Design School that collectively offer certificate and degree programs in Australia and New Zealand. This portfolio of high quality, innovative, relevant, and affordable programs and institutions helps our students prepare for success in today’s workforce and find a path to bettering their lives.

Contacts

Elaine Kincel
202-557-4920
Elaine.Kincel@strategiced.com